Exhibit 99.1

MARCH 10, 2020

Nemaura Medical enters into multiple verbal non-binding agreements for its sugarBEAT® platform

sugarBEAT® strategic global partnership(s) a step closer as Nemaura Medical enters into multiple verbal non-binding agreements

Loughborough, England, March 10, 2020 — Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, its non-invasive and flexible continuous glucose monitor (“CGM”), together with BEAT®diabetes, a planned health subscription service designed to help people with Type 2 diabetes and pre-diabetes through personalized lifestyle coaching, announced it has entered in to multiple verbal non-binding agreements for sugarBEAT® with the aim of securing regional and global partnerships.

“Collaborating with highly capable strategic partners as we seek to bring the first ever non-invasive continuous glucose monitoring system to market, is a key initiative for management. Given the importance of this initiative we thought it appropriate to share this update on the progress over the course of the last few months that has been made with potential partners for large scale collaborations that we believe will help us accelerate our speed to market by leveraging off the resources and established networks of multinational companies in this field. We have entered in to several verbal non-binding agreements covering a diverse range of potential applications for sugarBEAT® in the medical and non-medical field”stated Dr. Faz Chowdhury, CEO of Nemaura.

The verbal non-binding agreements are expected to lead to discussions for licensing and collaboration on a regional or global scale, following the appropriate mutual due diligence processes. However, there can be no assurance that the foregoing will occur as planned, or at all.

The first phase of the commercial launch of sugarBEAT® began in the UK after the Company received CE Mark approval in 2019. In this initial phase, devices were supplied to a limited cohort of users while the Company focused on scaling up its manufacturing operations. The UK licensee of sugarBEAT®, DB Ethitronix, is currently in the process finalizing the launch of online sales of sugarBEAT®.

The Company is currently planning a user study comparing sugarBEAT® directly against a highly successful major incumbent CGM sensor with the goal of positioning sugarBEAT® as a non-invasive, daily/flexible, cost-effective alternative to traditional, expensive and invasive CGM.

The global total addressable market for CGM is estimated at $82 billion per annum, consisting of $12.7 billion for Type 1 insulin users (5% of diabetes), $38.0 billion for Type 2 insulin users (15% of diabetes) and $31.4 billion for Type 2 non-insulin users (80% of diabetes). These numbers exclude the prediabetes population which is estimated at nearly three times as large as the diabetes population.1

1. PiperJaffray Company Note DXCM Sep 5, 2018

About Nemaura Medical, Inc.:

Nemaura Medical, Inc. (NMRD), is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT® and BEAT®diabetes. sugarBEAT® is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which help people with diabetes and prediabetes to better manage, reverse and prevent the onset of diabetes. BEAT®diabetes is a planned health subscription service providing 1-on-1 lifestyle coaching and behavior change recommendations driven by personalized data provided by sugarBEAT®. People with diabetes who take insulin can also adjunctively use sugarBEAT® for insulin dosage purposes when calibrated by a finger stick reading.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s sugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell sugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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